Exhibit 10.10
December 19, 2023
Derick Apt:
We are pleased to extend an offer for you to be promoted at Providence Administrative Consulting Services as the Chief Financial Officer (CFO). In this executive officer role, the CFO will direct and oversee all financial aspects of the business including corporate finance, treasury, financial analysis, forecasting, risk management and corporate strategy. In this role you will manage the finance team and act as an advisor to the CEO and executive team. It is expected that you will provide leadership in evaluating and executing new investment opportunities, banking relationships, partnerships/alliances, acquisitions, mergers, spin-offs and joint ventures. It is expected that you will be a key partner to the various business unit leaders across all divisions. The position will be located in Farmington, Utah.
We admire your experience and leadership and feel confident you will make a significant contribution to PACS.
This offer is contingent upon the formal approval by the Board of Directors.
As a follow-up to our discussion with you, we are summarizing the offer below:
1.    Position: Chief Financial Officer
2.    Reporting Relationship: Jason Murray, Chief Executive Officer
3.    Start Date: January 1, 2024
4.    Salary: $400,000 base salary
5.    Bonus: Cash bonus calculated at a rate of 2% NOI and paid monthly until IPO and then adjusted to a quarterly payout with target range of 5x-10x of base salary.
6.    Stock-Based Compensation: You will also be eligible for additional stock-based compensation. Total compensation is expected to be comparable to the total compensation benchmarking against CFOs from publicly reported companies such as Ensign and Omega.
7.    Other Benefits: Other benefits expected to remain as is.

Please note that employment is at-will, meaning that employment may be terminated by either party at any time and for any reason. Nothing herein alters the at-will relationship between you and the Company, such that either you or the Company may end the employment relationship with or without notice or cause.
Please also note that we expect to put in place standard confidentiality, non-disclosure, and indemnity agreements in addition to insurance coverage for directors and officers on the basis of what would be considered normal course and commercial for this officer role.
Please feel free to call if you have questions, otherwise we ask that you sign and return this letter to indicate your acceptance. We are eager to begin an association with you that we expect will last for years to come.
Your acceptance of this offer is due by December 22, 2023 otherwise this offer will be considered withdrawn.

Sincerely,
/s/ Jason Murray
Jason Murray
Chief Executive Officer
Providence Administrative Consulting Services

Accepted by :	/s/ Derick Apt	Date:	December 20, 2023